Exhibit 5.1

Alan A. Blakeboro		Mailing Address
Robert B. Forouzandeh	1421 State Street, Suite B
Gary j. hill	Santa Barbara, CA 93101	Post Office Box 1470
Diana Jessup Lee		Santa Barbara, CA
Bruce W. McRoy	Telephone (805) 966-2440	93102-1470
Peter A. Muzinich		_______
Michael E. Pfau	Fax (805) 966-3320	www.reickerpfau.com
Daniel A. Reicker		_______
Andrew D. Simons		Kurt H. Pyle, Retired
Timothy J. Trager	March 12, 2015
Fernando Velez, Jr.
_______

Stephen E. White

EnerJex Resources, Inc.

4040 Broadway, Suite 508

San Antonio, TX 78209

Ladies and Gentlemen:

We are acting as counsel to EnerJex Resources, Inc., a Nevada corporation (the “Company”) in connection with: (a) the Registration Statement on Form S-3 filed by the Company on September 30, 2014 (No. 333-199030), as amended (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), with the Securities and Exchange Commission (the “SEC”), (b) a prospectus supplement dated March 11, 2015 (the "Prospectus Supplement") to the prospectus (the “Prospectus”) which is a part of the Registration Statement, and (c) the issuance by the Company of 763,547 shares of its common stock, par value $0.001 per share (the "Common Stock") and 1,242.17099 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"), convertible into 709,812 shares of Common Stock (the "Conversion Shares" and collectively with the Common Stock and Preferred Stock, the “Shares”), and (d) the sale of the Shares pursuant to the Securities Purchase Agreement dated March 11, 2015 by and between the Company and the purchasers identified therein (the "Purchase Agreement").

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

In connection with this opinion letter, we have made such investigations of law as we have deemed appropriate and we have examined the Registration Statement, the Prospectus, the Prospectus Supplement, and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended, of the Company, the Amended and Restated Certificate of Designations, rights, number of shares and preferences with respect to the Series A Preferred Stock, the Certificate of Designations, Rights, number of shares and preferences with respect to the Series B Preferred Stock, the Bylaws of the Company, the Purchase Agreement, and such other documents, certificates, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

EnerJex Resources, Inc.	-2-	March 12, 2015

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

  Based upon the foregoing, we are of the opinion that upon the payment for and delivery of the Shares in accordance with the Registration Statement, the Prospectus Supplement, and the Purchase Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable. We do not by this letter express any other opinion with respect to the Shares or any other matter.

The opinions expressed herein are limited to the Nevada Revised Statues and the rules and regulations and reported judicial and regulatory determinations thereunder and we express no opinion with respect to the laws of any other state or jurisdiction. We expressly disclaim any obligation to advise you of any change in law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Sincerely yours,

/s/ REICKER, PFAU, PYLE & MCROY LLP
REICKER, PFAU, PYLE & MCROY LLP